Exhibit 2.4

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (the “Second Amendment”) is entered into effective as of October 13, 2003, by and between Maxwell Technologies, Inc., a Delaware corporation (“Seller”) and Horizon Christian Fellowship, a California not for profit corporation (“Buyer”)with reference to the following recitals:

RECITALS

A.                                   Seller and Buyer previously entered into a Purchase and Sale Agreement and Joint Escrow Instructions dated effective August 15, 2003 (the “Agreement”), relating to that certain industrial/office building located at 8888-8992 Balboa Avenue, San Diego, California, as more particularly described in the Agreement.  The Agreement was amended by virtue of the terms of that certain First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated effective September 26, 2003 (the “First Amendment”).  The Agreement and the First Amendment are collectively referred to hereafter as the “Agreement.”

B.                                     Seller and Buyer now wish to modify certain provisions of the Agreement, as set forth in detail below.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

AGREEMENT

1.                                       Acceptance of Due Diligence Contingencies.  By this Amendment, Buyer hereby waives its contingencies to closing set forth in Sections 4.1 and 4.2 of the Agreement.

2.                                       Release of Deposit.  Buyer and Seller acknowledge that the Deposit in the amount of $650,000 has been released by Escrow Holder to Seller.

3.                                       Personal Property.  Seller shall transfer to Buyer those certain items of personal property of Seller described on Exhibit “A” attached hereto which are designated for transfer to Buyer in that Exhibit. The transfer shall be effectuated by Bill of Sale delivered at the close of escrow, in form attached hereto as Exhibit “B.”

4.                                       Removal of Tanks.  Buyer shall be solely responsible for the removal of the vertical storage tank and related equipment located on the Property.

5.                                       Close of Escrow.  Close of Escrow shall occur on Monday, December 8, 2003, or such other date as the parties may agree to in writing.

6.                                       Definitions.  All capitalized words used herein shall have the definition set forth in the Agreement, unless otherwise defined herein.

7.                                       Counterparts.  This Second Amendment may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single instrument.  The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

8.                                       Effective Date.  This Second Amendment shall be effective as of the effective date set forth above.

9.                                       Conflicting Terms.  In the event of a conflict between the terms of the Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall govern.

IN WITNESS WHEREOF, Buyer and Seller have executed this Second Amendment as of the date first above written.

SELLER:		BUYER:

Maxwell Technologies, Inc., a Delaware corporation		Horizon Christian Fellowship, a California not for profit corporation

By:	/s/ Richard E. Smith	By:	/s/ Michael Kirk MacIntosh

Name:	Richard E. Smith	Name:	Michael Kirk MacIntosh

Title:	E.V.P.	Title:	President

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the date below.

GRANTOR:

MAXWELL TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Richard E. Smith
Name: Richard E. Smith
Title: EVP & Secretary

Dated:	12/23/03